APRIA HEALTHCARE GROUP INC.

                                  NON-QUALIFIED
                             STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (this "Agreement") is made by and between
APRIA HEALTHCARE GROUP INC., a Delaware corporation (the
"Corporation"),
and PHILIP L. CARTER, an individual (the "Employee").

                          W I T N E S S E T H

     WHEREAS, pursuant to an Employment Agreement (herein so called) dated
May 5, 1998, between Employee and the Corporation, the Corporation has agreed to grant the Employee the right and option to purchase 750,000 shares of the
Corporation's Common Stock, par value $0.001 per share (the "Common Stock") on the terms and conditions described in the Employment Agreement;

     WHEREAS, the Corporation has satisfied a portion of its obligation to grant stock options to the Employee under the Employment Agreement by granting the Employee a stock option (the "1997 Plan Option") to purchase all or any part of 100,000 Shares of Common Stock pursuant to the Apria Healthcare Group
Inc. 1997 Stock Incentive Plan (the "1997 Plan"), effective as of the 5th day of May, 1998 (the "Award Date");

     WHEREAS, the Corporation has satisfied a further portion of its obligation to grant stock options to the Employee under the Employment
Agreement by granting the Employee a stock option (the "1992 Plan Option") to purchase all or any part of 200,000 shares of Common Stock pursuant to the
Apria Healthcare Group Inc.  Amended and Restated 1992 Stock
Incentive Plan
(the "1992 Plan") effective as of the Award Date;

     WHEREAS, the Corporation has determined to satisfy the remainder of its obligation to grant stock options to the Employee pursuant to the Employment
Agreement by granting the Employee an option under this Agreement to purchase
450,000 shares of Common Stock which are not to be issued under any stock incentive plan; and

     WHEREAS, the option evidenced hereby is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

          1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 1997 Plan.

          2. Grant of Option.  This Agreement evidences the
Corporation's
     grant to the Employee of the right and option to purchase, on and subject to the terms and conditions set forth in this Agreement and in the 1997
     Plan, all or any part of 450,000 shares of Common Stock (the
"Shares") at
     the price of $9.00 per Share (the "Option"), exercisable from time to time, subject to the provisions of this Agreement and the 1997 Plan, prior to the close of business on May 5, 2008 (the
"Expiration Date").
     It is the intent of the Corporation that (i) the Option shall be a nonqualified stock option within the meaning of Section 422 of the Code, and (ii) as more fully described in Section 10 below, although the Option is not being issued under or pursuant to any qualified stock incentive plan of the Corporation, for purposes of administrative convenience it shall, to the extent applicable, be administered and processed by the
     Corporation and the Employee as if it had been issued under the 1997
     Plan.

          3. Exercisability of Option. The Option shall vest and be
     exercisable (i) as to 75,000 Shares at any time from and after the Award
     Date; (ii) as to 187,500 Shares on the first date subsequent to May 5,
     1999 on which the average Fair Market Value of the Common
Stock during
     any period of 90 consecutive calendar days subsequent to the Award Date shall have been greater than $14.00 per share; and (iii) as to 187,500
     Shares on the first date subsequent to November 5, 2000 on which the average Fair Market Value of the Common Stock during any period of 90 consecutive calendar days subsequent to the Award Date shall have been greater than $18.00 per share. Notwithstanding the foregoing, any unvested portion of the Option shall immediately vest and become exercisable (i) in the event a "Change of Control" (as such term is defined in the Employment Agreement (herein so called) between the
     Employee and the Corporation dated May 5, 1998) occurs subsequent to
     January 1, 1999; (ii) in the event that the Employee's employment is terminated prior to November 5, 2000 (a) by the Corporation for any reason other than for "Cause" (as defined in the Employment
Agreement),
     or (b) by the Employee with "Good Reason" (as defined in the Employment Agreement, but not including a termination for
"Good Reason"
     as defined in Section IV-D-3(b)-(iv) thereof if the Employee gives notice terminating his employment prior to January 1, 1999); and
(iii) on May 5,
     2005, regardless of whether a "Change of Control" has occurred prior to that date.

     Except as provided in Section 6 below, once the Option becomes exercisable with respect to a portion of the Shares, the Employee shall have the right thereafter to purchase any of such exercisable
Shares, in
     whole or in part, from time to time; and such right shall continue until the Option terminates or expires. The Option shall only be exercisable in respect of whole Shares and fractional share interests shall be disregarded.  The Option may only be exercised as to at least
100 Shares,
     unless the number purchased is the total number at the time available for purchase under the Option.

          4. Method of Exercise of Option. The Option shall be exercisable by the delivery to the Secretary of the Corporation of a written notice stating the number of Shares to be purchased pursuant to the Option and accompanied by payment made in accordance with and in a form permitted by Section 2.2 of the 1997 Plan for the full purchase price of the Shares to be purchased, subject to such further limitations and rules or procedures as the Committee may from time to time establish as to any non-cash payment. Subject to the express approval of the Committee at the time of exercise and applicable law, the purchase price may be paid in full or in part by a note meeting the requirements of
Section 1.9 of
     the 1997 Plan or by shares of Common Stock already owned by the Employee;
     provided, however, that any shares delivered which were initially acquired upon exercise of a stock option or otherwise acquired from the
     Corporation must have been owned by the Employee for at least six months before the date of exercise. Shares used to satisfy the exercise price of the Option shall be valued at their Fair Market Value on the date of exercise. In addition, the Employee (or the Employee's
Beneficiary or
     Personal Representative) shall furnish any assurances and representations required pursuant to Section 6.4 of the 1997 Plan.

          5. Continuance of Employment. Nothing contained herein or in the
     1997 Plan shall confer upon the Employee any right with respect to the continuation of employment by the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or of any
     Subsidiary at any time to terminate such employment or to increase or decrease the compensation of the Employee from the rate in existence at any time.

          6. Effect of Termination of Employment or Death; Change in
     Subsidiary Status. The Option and all other rights hereunder, to the extent not exercised, shall terminate and become null and void at such time as the Employee ceases to be employed by either the Corporation or any Subsidiary, provided, however, that (i) all vested portions of the Option shall remain exercisable for a period of three years following any termination of the Employee's employment other than for
     "Cause" (as defined in the Employment Agreement), and (ii) if the
     Employee should die or become permanently disabled (within the meaning of Code Section 22 (e)(3) or as otherwise defined by the Committee) while employed by the Corporation or any Subsidiary or during the three-year period described in clause (i) above, then the Option may be exercised within a period of one year after the date of such death or disability or, if later, at any time before the end of such three-year period.
     Notwithstanding the foregoing, the Option shall not be exercisable under any circumstances by anyone under this Section 6, or otherwise, after the
     Expiration Date.

     If the Employee is employed by an entity which ceases to be a Subsidiary, such event shall be deemed for purposes of this Section 6 to be a termination of the Employee's employment by the Corporation other than for "Cause." Absence from work caused by military service or authorized sick leave shall not be considered as a termination of employment for purposes of this Section 6.

          7. Adjustment;  Termination of Option Upon Certain
Events.  The
     Option is subject to adjustment pursuant to Section 6.2 of the 1997 Plan and, to the extent permitted by Section 6.2(c) of the 1997
Plan, the
     Committee retains the right to terminate (prior to the Expiration Date)
     the Option to the extent not previously exercised.

          8. Non-Transferability of Option. The Option and any other rights of the Employee under this Agreement or the Plan are nontransferable as provided in Section 1.8 of the 1997 Plan (subject to the limited exceptions set forth therein).

          9. Notices. Any notice to be given under the terms of this
     Agreement shall be in writing and addressed to the Corporation at its principal executive offices, to the attention of the Secretary and to the Employee at the address given beneath the Employee's signature hereto, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when personally delivered or enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited
     (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States
Government.

          10. Plan. The Option is not being issued under the 1997
Plan.
     However, the Option and all rights of Employee under this Agreement are subject to, shall be administered under, and the Employee agrees to be bound by, all of the terms and conditions of the provisions of the 1997
     Plan (other than those restricting the maximum number of shares which may be the subject of the award of stock options to an individual in any one calendar year), which 1997 Plan is incorporated herein by this reference, as if it had been issued thereunder. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the
     1997 Plan, the terms and conditions of the 1997 Plan shall govern. The
     Employee acknowledges receipt of a copy of the 1997 Plan, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other sections of this Agreement, provisions of the 1997 Plan that confer discretionary authority on the Committee (or the Board) do not
     (and shall not be deemed to) create any rights in the Employee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee (or the Board) so conferred by appropriate action of the Committee (or the Board) under the 1997 Plan after the date hereof and evidenced in a writing authorized by the Committee.

          11. Compliance With Law. The Corporation shall use its best efforts to register the Shares under the Securities Act of 1933 as soon as reasonably possible following the date of the full and final execution hereof. The Option and the issuance and delivery of Shares of Common
     Stock under the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements)
     and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any Shares of Common
     Stock delivered under the Option shall be subject to such restrictions, and the Employee shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

          12. Entire Agreement. This Agreement, the 1997 Plan, the 1997 Plan
     Option and the 1992 Plan Option together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the grant of options to acquire
     750,000 shares of Common Stock contemplated by the Employment
Agreement.
     The 1997 Plan and this Agreement may be amended pursuant to
Section 6.6
     of the 1997 Plan. Such amendment must be in writing and signed by the
     Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Employee hereunder, but no such waiver shall operate or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

          13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of
     Delaware without regard to conflict of law principles thereunder.

          14. Satisfaction of Requirements. The issuance by the Corporation of this Agreement, together with the 1997 Plan Option and the 1992 Plan
     Option, constitutes complete satisfaction of the obligations of the
     Corporation under Section III (G) of the Employment
Agreement.